United States securities and exchange commission logo





                            February 25, 2022

       Andrew H. Reich
       Executive VP, COO, CFO and Secretary
       Siebert Financial Corp.
       535 Fifth Avenue, 4th Floor
       New York, NY 10017

                                                        Re: Siebert Financial
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed February 18,
2022
                                                            File No. 333-262895

       Dear Mr. Reich:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance